UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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FIRST CHARTER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST
CHARTER

March 17, 2004

Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of First Charter Corporation, which will be held at the First Charter Center at 10200 David Taylor Drive, Charlotte, North Carolina on April 28, 2004.

     Our meeting will begin at 10:00 a.m. for our friends and shareholders. The business to be conducted at the Annual Meeting is described in the accompanying Notice of Annual Meeting and Proxy Statement, and I invite you to pay careful attention to both of these documents. In addition, attached to the back of the Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2003.

     It is important that your shares be represented and voted at the Annual Meeting. Whether or not you choose to attend, I urge you to sign, date, and promptly return the proxy card in the enclosed postage-paid envelope. You may also vote via the Internet or over the telephone. Instructions for those voting methods are listed on your proxy card.

     For your convenience, our shareholders may listen to the Annual Meeting via the Internet by visiting our website at www.FirstCharter.com and following the link provided under our “Investor Relations” section. Replays of the Annual Meeting will be made available for 14 days following the Annual Meeting.

     Thank you for your interest in First Charter. We look forward to your continued support throughout 2004.

Sincerely,

Lawrence M. Kimbrough President and Chief Executive Officer

FIRST CHARTER CORPORATION
10200 David Taylor Drive
Charlotte, North Carolina 28262-2373

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on April 28, 2004

TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of First Charter Corporation will be held at the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina on Wednesday, April 28, 2004 at 10:00 a.m., for the following purposes:

1.	To elect six directors with terms expiring in 2007 and one director with a term expiring in 2006;

2.	To ratify the action of our Audit Committee in appointing KPMG LLP as our independent certified public accountants for 2004; and

3.	To transact any other business properly brought before the meeting or any adjournment thereof.

     We have fixed March 5, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the meeting and at any adjournment thereof.

     You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please sign, date and return the accompanying proxy card promptly (or vote by phone or on the Internet in accordance with the instructions on the proxy card), so that your shares may be represented and voted at the Annual Meeting.

By order of the Board of Directors,

Anne C. Forrest Vice President and Corporate Secretary

March 17, 2004

FIRST CHARTER CORPORATION
10200 David Taylor Drive
Charlotte, North Carolina 28262-2373

PROXY STATEMENT

2004 Annual Meeting of Shareholders
to be held on April 28, 2004

INFORMATION ABOUT ANNUAL MEETING AND VOTING

Background Information

     The principal executive offices of First Charter Corporation are located at 10200 David Taylor Drive, Charlotte, North Carolina 28262-2373 and our telephone number is (704) 688-4300. We own all of the outstanding capital stock of First Charter Bank, a North Carolina state bank (“FCB”).

     References throughout this Proxy Statement to the “Corporation” (as well as the words “we,” “us” and “our”) refer to First Charter Corporation. References to “you” or “your” refer to our shareholders. The term “Common Stock” means the Corporation’s outstanding common stock.

Purpose of Proxy Statement

     The Board of Directors of First Charter Corporation is soliciting your proxy for voting at our Annual Meeting of Shareholders to be held on Wednesday, April 28, 2004 at 10:00 a.m., at the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina. This Proxy Statement will be mailed to shareholders on or about March 17, 2004.

Business to be Transacted

     At the Annual Meeting, we will ask you to:

•	Elect six directors with terms expiring in 2007 and one director with a term expiring in 2006;

•	Ratify the action of our Audit Committee in appointing KPMG LLP as our independent certified public accountants for 2004; and

•	Consider and vote upon any other business properly brought before the meeting.

     No other items are scheduled to be voted upon.

Who May Vote

     Shareholders as of the close of business on March 5, 2004 (the “Record Date”) are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each of the matters voted upon at the meeting, except that shares held by FCB, whether or not held in a fiduciary capacity, may not be voted by FCB in the election of directors.

How to Vote

     Shareholders may vote at the Annual Meeting:

•	In person;

•	By mail via the proxy card;

•	By telephone in accordance with the instructions on your proxy card; or

•	Over the Internet in accordance with the instructions on your proxy card.

Quorum to Transact Business

     A quorum for the transaction of business at the Annual Meeting consists of the majority of the issued and outstanding shares of Common Stock entitled to vote on a particular matter, present in person or represented by proxy. As of the Record Date, 29,735,990 shares of Common Stock were issued and outstanding. If you attend in person and indicate your presence, or mail in a properly dated proxy card or vote by phone or on the Internet in accordance with the instructions on the proxy card, your shares will be counted toward a quorum.

Voting of Shares Via Proxy

     If you have submitted a properly executed proxy via the mail (or if you vote by phone or on the Internet in accordance with the instructions on the proxy card) and a quorum is established, your shares will be voted as you indicate. However, if you mail in your proxy card and sign and date your card, but do not mark it, your shares will be voted in favor of the election of all of the nominated directors, and in favor of ratifying KPMG LLP as our independent certified public accountants for 2004. If you sign and date your proxy card and withhold voting for any or all of the nominated directors (as explained on the proxy card) or abstain regarding the ratification of the Board of Directors’ selection of KPMG LLP as our independent certified public accountants for 2004, your vote will be recorded as being withheld or as an abstention, as the case may be, but it will have no effect on the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) will be counted for purposes of determining a quorum but will not affect the outcome of the vote.

Revocation of Proxy

     If you later decide to revoke or change your proxy, you may do so by: (1) sending a written statement to that effect to the Secretary of the Corporation; (2) submitting a properly signed proxy with a later date; or (3) voting in person at the Annual Meeting.

Vote Necessary for Action

     Directors are elected by a plurality vote of shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. In an uncontested election for directors, the plurality requirement is not a factor. The ratification of the appointment of KPMG LLP as our independent certified public accountants for 2004 requires an affirmative vote of the majority of the shares present and voting at the meeting.

Duplicate Proxy Statements and Cards

     You may receive more than one proxy statement, proxy card or Annual Report. This duplication will occur if title to your shares is registered differently or your shares are in more than one type of account maintained by Registrar and Transfer Company, our transfer agent. To have all your shares voted, please sign and return all proxy cards or make sure that you vote all of your shares by phone or over the Internet.

Other Business

     We know of no other matters to be presented for shareholder action at the Annual Meeting. If other matters are properly presented at the meeting, your signed and dated proxy card, or your vote via telephone or the Internet, gives authority to Robert O. Bratton, Jan H. Hollar and Anne C. Forrest to vote your shares in accordance with their best judgement.

Expenses of Solicitation

     We will pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally or by telephone, by our officers and employees without additional compensation. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies and will pay such firm a fee estimated at $6,500, plus reimbursement of expenses. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

ELECTION OF DIRECTORS

     Our Articles of Incorporation and Bylaws provide that the Board of Directors will consist of at least five but not more than twenty-five members. The exact number of directors is determined by either the agreement of at least 75% of the members of the Board of Directors or by a vote of the shareholders. The directors are divided into three classes having staggered three-year terms. Each class of directors is as nearly equal in number as possible.

     Our Bylaws provide that a director’s term will expire at the first shareholders’ meeting after that director reaches age 70. Each of Messrs. J. Roy Davis, Jr. and Frank H. Hawfield, Jr. turned 70 during the past year. The terms of these directors will expire at the Annual Meeting. The number of directors is currently fixed at eighteen and, effective at the Annual Meeting, will be reduced to sixteen upon the retirement of Messrs. Davis and Hawfield. Proxies may not be voted for a number of persons greater than the number of nominees listed below.

     The Board of Directors has nominated the seven persons listed below to be elected as directors at the Annual Meeting, six for a term to expire in 2007 and one for a term to expire in 2006. Each nominee is currently a member of the Board of Directors. During 2003, Mr. H. Clark Goodwin and Ms. Ellen L. Messinger were appointed to the Board of Directors of the Corporation. Mr. Goodwin is in the class of directors with terms expiring in 2004. Ms. Messinger is in the class of directors with terms expiring in 2006. Mr. Goodwin and Ms. Messinger are required to stand for election at the Annual Meeting. It is intended that the persons named in the accompanying form of proxy will vote to elect these seven nominees listed below unless authority to vote is withheld. The nominees will serve until the 2007 or 2006 Annual Meeting of Shareholders, as applicable, or until an earlier resignation or retirement or until a successor shall be elected and shall qualify to serve. We expect that each of the nominees will be available for election. However, if a vacancy in the slate of nominees is caused by death or other unexpected occurrence, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee selected by the persons named in the proxy. We recommend a vote FOR all of the nominees for election as directors.

     The names, ages and principal occupations (which have continued for the past five years unless otherwise indicated) and certain other information for each of the nominees and continuing directors are set forth below.

Nominees for Terms Expiring in 2007

     HAROLD D. ALEXANDER, age 68, is the President and owner of Young & Alexander, Inc., an electrical, heating and air conditioning contractor. Mr. Alexander has been a director of the Corporation since April 2000.

     H. CLARK GOODWIN, age 69, is the retired President and CEO of Bank of Union. He retired from Bank of Union in 1998. Mr. Goodwin has been a director of the Corporation since September 2003.

     LAWRENCE M. KIMBROUGH, age 63, is the President and Chief Executive Officer of the Corporation and FCB. Mr. Kimbrough has been a director of the Corporation since 1986.

     SAMUEL C. KING, JR., age 56, is the President of King’s Office Supply, Inc., an office products retailer. Mr. King also has been the President of The UPS Store, Lincolnton, North Carolina, a retail packaging and shipping company, since April 1999. Mr. King has been a director of the Corporation since April 2000.

     JERRY E. McGEE, age 61, is President of Wingate University. Dr. McGee has been a director of the Corporation since 1995.

     THOMAS R. REVELS, age 51, has been the President of Healthstat Inc., a healthcare services company, since September 2001. He previously served as the President of Healthgram.com, Inc., an internet information services company, from March 2000 until August 2001. From January 1998 until February 2000, Mr. Revels was the President and Chief Executive Officer of Novant Health, Inc., Southern Piedmont Region/Presbyterian Healthcare, a healthcare services company. Mr. Revels has been a director of the Corporation since July 1997.

Nominee for Term Expiring in 2006

     ELLEN L. MESSINGER, age 45, is the Vice President of Messinger Inc., a marketing company. Ms. Messinger has been a director of the Corporation since September 2003.

Continuing Directors With Terms Expiring in 2006

     MICHAEL R. COLTRANE, age 57, is the President, Chairman, and Chief Executive Officer of CT Communications, Inc., a telecommunications company. Mr. Coltrane also serves as the Vice Chairman of the Board of the Corporation and currently serves as the Vice Chairman of the Board of FCB. He served as a director of the Corporation from 1983 until 1985 and has currently served as a director of the Corporation since 1988. Mr. Coltrane also serves as a director of CT Communications, Inc.

     CHARLES A. JAMES, age 57, is the President of Mt. Pleasant Insurance Agency and the co-owner of Mt. Pleasant Bonded Warehouse, a general commodity storage company. Mr. James has been a director of the Corporation since April 2000.

     WALTER H. JONES, JR., age 62, is a partner in the law firm of Homesley, Jones, Gaines, Dudley, McLurkin & Donaldson, PLLC. Mr. Jones will become the Chairman of the Board of FCB following the Annual Meeting. Mr. Jones has been a director of the Corporation since April 2000.

     HUGH H. MORRISON, age 56, is the President of E. L. Morrison Lumber Company, Inc., a retail building supply company and M.B. Properties, Inc., a real estate sales, leasing and property management company. Mr. Morrison has been a director of the Corporation since 1984.

Continuing Directors With Terms Expiring in 2005

     WILLIAM R. BLACK, age 55, is a medical doctor specializing in oncology. Dr. Black will become the Vice Chairman of the Board of FCB following the Annual Meeting. Dr. Black has been a director of the Corporation since 1990.

     JAMES E. BURT, III, age 66, is currently the Chairman of the Board of FCB and will become the Chairman of the Board of the Corporation following the Annual Meeting. Mr. Burt was an Executive Vice President of the Corporation from April 2000 until his retirement effective June 30, 2000. Prior to the merger of Carolina First BancShares, Inc. (“CFBI”) into the Corporation, Mr. Burt was the President of CFBI from 1990 to April 2000, and the President and Chief Executive Officer of CFBI from December 1998 to April 2000. Mr. Burt has been a director of the Corporation since April 2000.

     JOHN J. GODBOLD, JR., age 62, has been the President of Godbold Financial Associates, Inc., a bank consulting company, since April 2000. Prior to that time, he was Executive Vice President of FCB from December 1997 until his retirement effective December 31, 1998. Prior to the merger of Carolina State Bank (“CSB”) into FCB, Mr. Godbold served as President and Chief Executive Officer and a director of CSB. Mr. Godbold has been a director of the Corporation since December 1997.

     L. D. WARLICK, JR., age 64, is the President of Warlick Funeral Home. Mr. Warlick has served as a director of the Corporation since April 2000.

     WILLIAM W. WATERS, age 62, is the retired President of Waters Construction Company, a homebuilder. Mr. Waters has been a director of the Corporation since June 2000.

     No director has a family relationship as close as first cousin with any other director, nominee for director or executive officer of the Corporation.

Compensation of Directors

     During 2003, each director of the Corporation who was not employed by the Corporation or its subsidiaries (an “outside director”) was paid director fees of (1) $1,500 per quarter for his or her services as a director, (2) $750 for each meeting of the Board of Directors of the Corporation attended, and (3) $500 for each committee meeting attended. The compensation for outside directors is periodically reviewed for adjustment.

     Deferred Compensation for Non-Employee Directors. Effective May 1, 2001, the Corporation amended and restated the First Charter Corporation 1994 Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, eligible directors may elect to defer all or part of their director’s fees for a calendar year, in exchange for Common Stock. The amount deferred, if any, must be in multiples of 25 percent of their total director’s fees. Each participant is fully vested in his or her account balance under the plan. The plan generally provides for fixed payments or a lump sum payment, or a combination of both, in shares of Common Stock after the participant ceases to serve as a director for any reason.

     The Common Stock purchased by the Corporation for the Deferred Compensation Plan is maintained in the First Charter Corporation Directors’ Deferred Compensation Trust, a Rabbi Trust (the “Trust”), on behalf of the participants. The assets of the Trust are subject to the claims of general creditors of the Corporation. Dividends payable on the shares of Common Stock held by the Trust will be reinvested in additional shares of Common Stock and held in the Trust for the benefit of the participants. Deferrals of director fees pursuant to this plan amounted to $185,813 for 2003.

     Effective May 1, 2001, the Corporation approved and adopted a non-qualified compensation deferral arrangement called the First Charter Corporation Directors’ Option Deferral Plan (the “Director OPT Plan”). Under the Director OPT Plan, eligible directors may elect to defer all of their director fees and receive option grants on mutual fund investments. Participants are offered the opportunity to direct an administrative committee to invest in separate investment funds with distinct investment objectives and risk tolerances. Deferrals of director fees pursuant to this plan amounted to $10,563 for 2003.

     We also maintain the First Charter Stock Option Plan for Non-Employee Directors (the “Director Option Plan”) and the 2000 Omnibus Stock Option and Award Plan. The Compensation Committee from time to time may grant non-qualified options to purchase Common Stock to eligible directors of the Corporation or a subsidiary in accordance with these plans. The terms and provisions of any options granted, including the termination, vesting and accelerated exercise of the options, upon death, disability, retirement or otherwise, is subject to the discretion of the Compensation Committee. The exercise price of any option granted must be equal to the fair market value of the Common Stock on the date of grant. In January 2003, the Compensation Committee granted an option to purchase 5,000 shares of Common Stock to each of the outside directors of the Corporation and FCB. The options granted to these persons have terms of ten years and are exercisable in cumulative installments of 33% per year over the next three years, at an exercise price of $18.81 per share.

     John J. Godbold, Jr., a director of the Corporation, received commissions from a related party transaction with the Corporation in the amount of $759,000 during 2003. For a more detailed description of this transaction, see “Certain Relationships and Related Transactions.”

Attendance of Directors

     During 2003, the Board of Directors held ten meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of all committees of the Board of Directors on which they served during 2003.

Committees of the Board of Directors

     The following is a brief description of the duties of each of our committees and a list of the members of each such committee.

     Executive Committee. Subject to limitations under North Carolina law, the Executive Committee may exercise all of the authority of the Board of Directors in the management of the Corporation. The Executive Committee reviews management reports and makes recommendations to the directors at the regularly scheduled Board of Directors meetings. The Executive Committee met eight times during 2003. J. Roy Davis, Jr. (Chairman), Michael R. Coltrane (Vice Chairman), William R. Black, James E. Burt, III, John J. Godbold, Jr., Walter H. Jones, Jr., Lawrence M. Kimbrough, Jerry E. McGee and Hugh H. Morrison are the current members of the Executive Committee.

     Audit Committee. The Audit Committee, among other things, is responsible for the appointment, compensation and oversight of the Corporation’s independent auditors, and reviews the Corporation’s financial statements, audit reports, internal controls and internal audit procedures. The Audit Committee met eight times during 2003. William R. Black (Chairman), H. Clark Goodwin, Frank H. Hawfield, Jr., Charles A. James, Ellen L. Messinger and L. D. Warlick, Jr. are the current members of the Audit Committee. As determined by the Board of Directors, each of the members of the Audit Committee is an independent director in accordance with the independence requirements of the Securities and Exchange Commission (the “SEC”), and the Nasdaq Stock Market Marketplace Rules (the “Nasdaq Rules”).

     Compensation Committee. The Compensation Committee annually reviews and recommends to the Board of Directors salary grade ranges and merit increase guidelines for our employees and the employees of our subsidiaries. In addition, the committee recommends to the Board of Directors the annual budget request for all salaries and specifically recommends to the Board of Directors all executive officers’ salaries. Furthermore, it reviews recommendations from management regarding major benefit plans and recommends to the Board of Directors annually the formula for matching contributions and discretionary contributions made by the Corporation to the First Charter Retirement Savings Plan or 401(k). The Committee also reviews recommendations for the formula for funding and payments under the Corporation’s Annual Incentive Plan (the “Annual Incentive Plan”). The Compensation Committee grants options under and administers the First Charter Comprehensive Stock Option Plan, 2000 Omnibus Stock Option and Award Plan (the “Omnibus Stock Option Plan”), the 1999 Employee Stock Purchase Plan (“1999 ESPP”), and the Director Option Plan. The Compensation Committee met three times during 2003. Jerry E. McGee (Chairman), William R. Black, J. Roy Davis, Jr., Frank H. Hawfield, Jr., Charles A. James, Walter H. Jones, Jr. and Thomas R. Revels are the current members of the Compensation Committee. In order to comply with certain restrictions under Rule 16b-3, the Compensation Committee will be composed solely of directors who qualify as “non-employee directors”, as that term is defined under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As determined by the Board of Directors, each of the members of the Compensation Committee is an independent director in accordance with the independence requirements of the Nasdaq Rules.

     Governance and Nominating Committee. The Governance and Nominating Committee evaluates and recommends nominees for the Board of Directors. In addition, the Governance and Nominating Committee assesses the effectiveness of the Board of Directors and its committees and assists in the development and implementation of the Corporation’s Corporate Governance Guidelines. The Governance and Nominating Committee met six times during 2003. Walter H. Jones, Jr. (Chairman), Harold D. Alexander, J. Roy Davis, Jr., Ellen L. Messinger, L.D. Warlick, Jr., and William W. Waters are the current members of the Governance and Nominating Committee. As determined by the Board of Directors, each of the members of the Governance and Nominating Committee is an independent director in accordance with the independence requirements of the Nasdaq Rules.

Nominations for Director

     The Governance and Nominating Committee will consider candidates recommended by shareholders for election to the Board of Directors. Our Bylaws set forth the procedures for you to follow in order to nominate persons for election to the Board of Directors. Generally, you may properly bring a nomination before the annual meeting of shareholders in a given year if you provide written notice to the Corporation’s Secretary at least 50 days, but not more than 75 days, prior to the anniversary date of the prior year’s annual meeting of shareholders. This notice must include certain biographical information relating to the person nominated. You must also inform us of the number of shares of Common Stock you beneficially own. The Corporation and the Governance and Nominating Committee are evaluating the time frame within which shareholder nominations should be received in order to allow sufficient time for consideration. If the time frame changes after the date of this Proxy Statement, we will include this information in our future filings with the SEC. The Governance and Nominating Committee may (in its discretion) consider the nomination for the Board of Directors’ slate of nominees for that year. The Bylaws provide a different time frame for submitting nominations if the Annual Meeting is held more than 30 days before or 60 days after the anniversary date of the prior year’s meeting. Finally, the Bylaws set forth under what circumstances you may submit a nomination for director before a special meeting of shareholders and the time frame within which the nomination must be submitted. Unless nominations are presented in accordance with these Bylaw provisions, they will be disregarded and invalid. You may obtain a copy of the Bylaws, upon written request to First Charter Corporation, Post Office Box 37937, Charlotte, North Carolina, 28237-7937, Attention: Robert O. Bratton, and upon payment of $25.00 to cover the costs of reproduction and mailing.

     It is the policy of the Governance and Nominating committee to select individuals as director nominees who shall have recognized personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Corporation and its shareholders. Shareholder nominees will be analyzed by the Governance and Nominating Committee in the same manner as nominees that are nominated by the Governance and Nominating Committee.

     All nominees for election to the Board of Directors have been recommended by the Governance and Nominating Committee.

OWNERSHIP OF COMMON STOCK

     The following table shows, as of January 31, 2004, the number of shares of Common Stock and the percent of outstanding Common Stock beneficially owned by (i) each director and nominee for director of the Corporation, (ii) each executive officer of the Corporation named in the Summary Compensation Table contained elsewhere herein and (iii) all directors and executive officers as a group. Based upon a search of filings made with the Securities and Exchange Commission, no shareholder of the Corporation owns 5 percent or more of our Common Stock.

	Shares Beneficially Owned (1)
Name	Number		Percent of Class
Harold D. Alexander	126,825	(2)	*
William R. Black	74,949	(3)	*
Robert O. Bratton	172,922	(4)	*
James E. Burt, III	146,343	(5)	*
Michael R. Coltrane	90,959	(6)	*
J. Roy Davis, Jr.	54,171	(7)	*
John J. Godbold, Jr.	234,480	(8)	*
H. Clark Goodwin	46,117	(9)	*
Frank H. Hawfield, Jr.	36,294	(10)	*
Charles A. James	160,893	(11)	*
Robert E. James, Jr.	102,069	(12)	*
Walter H. Jones, Jr.	52,152	(13)	*
Lawrence M. Kimbrough	246,176	(14)	*
Samuel C. King, Jr.	70,961	(15)	*
Jerry E. McGee	26,768	(16)	*
Ellen L. Messinger	16,809	(17)	*
Hugh H. Morrison	50,985	(18)	*
Thomas R. Revels	13,147	(19)	*
Stephen M. Rownd	43,851	(20)	*
L. D. Warlick, Jr.	173,059	(21)	*
William W. Waters	65,542	(22)	*

All directors and executive officers of the Corporation as a group (21 persons)	2,005,472		6.6%

*	Less than 1%.

(1)	Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to the shares listed.

(2)	Includes 23,717 shares owned by Mr. Alexander’s spouse, as to which she has sole voting and investment power; and 4,606 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, as to which he would have sole voting and investment power upon acquisition.

(3)	Includes 11,606 shares that may be acquired by Dr. Black upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, as to which he would have sole voting and investment power upon acquisition.

(4)	Includes 4,027 shares owned by Mr. Bratton’s spouse, as to which she has sole voting and investment power, and 86,034 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, as to which he would have sole voting and investment power upon acquisition.

(5)	Includes 10,667 shares owned by Mr. Burt’s spouse, as to which she has sole voting and investment power; and (i) 5,206 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, and (ii) 2,479 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, in each case, as to which he would have sole voting and investment power upon acquisition.

(6)	Includes 8,834 shares owned by Mr. Coltrane’s spouse, as to which she has sole voting and investment power, and as to which he disclaims beneficial ownership; and (i) 11,606 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, and (ii) 7,221 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, in each case, as to which he would have sole voting and investment power upon acquisition.

(7)	Includes (i) 11,606 shares that may be acquired by Mr. Davis upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, and (ii) 7,423 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, in each case, as to which he would have sole voting and investment power upon acquisition.

(8)	Includes 10,806 shares that may be acquired by Mr. Godbold upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, as to which he would have sole voting and investment power upon acquisition.

(9)	Includes 231 shares owned by Mr. Goodwin’s spouse, as to which she has sole voting and investment power, and 30,826 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, as to which he would have sole voting and investment power upon acquisition.

(10)	Includes (i) 11,006 shares that may be acquired by Mr. Hawfield upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, and (ii) 5,680 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, in each case, as to which he would have sole voting and investment power upon acquisition.

(11)	Includes 19,200 shares owned jointly by Mr. Charles A. James and his children, as to which he has shared voting and investment power; and 4,606 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, as to which he would have sole voting and investment power upon acquisition.

(12)	Includes 90,937 shares that may be acquired by Mr. Robert E. James, Jr. upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, as to which he would have sole voting and investment power upon acquisition.

(13)	Includes 603 shares owned jointly by Mr. Jones and his spouse, as to which he has shared voting and investment power; 27,148 shares owned by his spouse, as to which she has sole voting and investment power; and (i) 5,206 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, and (ii) 9,467 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, in each case, as to which he would have sole voting and investment power upon acquisition.

(14)	Includes 658 shares owned by Mr. Kimbrough’s spouse, as to which she has sole voting and investment power; and 175,398 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, as to which he would have sole voting and investment power upon acquisition.

(15)	Includes 5,721 shares owned jointly by Mr. King and his spouse, as to which they have shared voting and investment power; 4,460 shares owned by his spouse, as to which she has sole voting and investment power; 14,798 shares owned by his mother, as to which she has sole voting and investment power; and (i) 4,246 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, and (ii) 842 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, in each case, as to which he would have sole voting and investment power upon acquisition.

(16)	Includes (i) 11,606 shares that may be acquired by Dr. McGee upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, and (ii) 4,128 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, in each case, as to which he would have sole voting and investment power upon acquisition.

(17)	Includes 396 shares owned by Ms. Messinger’s spouse, as to which he has sole voting and investment power; and 9,926 shares that may be acquired by her upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, as to which she would have sole voting and investment power upon acquisition.

(18)	Includes 1,451 shares owned by Mr. Morrison’s spouse, as to which she has sole voting and investment power; and (i) 10,526 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, and (ii) 8,201 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, in each case, as to which he would have sole voting and investment power upon acquisition.

(19)	Includes 782 shares owned jointly by Mr. Revels and his former spouse, as to which they have shared voting and investment power, and (i) 9,206 shares that may be acquired by Mr. Revels upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, and (ii) 2,758 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, in each case, as to which he would have sole voting and investment power upon acquisition.

(20)	Includes 41,851 shares that may be acquired by Mr. Rownd upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, as to which he would have sole voting and investment power upon acquisition; and 1,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program, as to which he has sole voting power, but no investment power.

(21)	Includes 4,385 shares held by Mr. Warlick’s spouse as custodian for their children, as to which she has sole voting and investment power; 28,675 shares owned by his spouse, as to which she has sole voting and investment power; 4,243 shares owned by MGGW Ltd. Partnership, as to which he has shared voting and investment power; and (i) 3,526 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, and (ii) 554 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, in each case, as to which he would have sole voting and investment power upon acquisition.

(22)	Includes 4,606 shares that may be acquired by Mr. Waters upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2004, as to which he would have sole voting and investment power upon acquisition.

CORPORATE GOVERNANCE MATTERS

Director Independence

     Upon the consideration of the criteria and requirements regarding director independence set forth in the Nasdaq Rules, the Board of Directors has determined that each of the following directors that will serve after the date of the Annual Meeting are “independent directors”: Mr. Alexander, Dr. Black, Mr. Coltrane, Mr. Goodwin, Mr. James, Mr. Jones, Mr. King, Dr. McGee, Ms. Messinger, Mr. Morrison, Mr. Revels, Mr. Warlick, and Mr. Waters are “independent directors.”

Code of Business Conduct and Ethics and Corporate Governance Guidelines

     The Corporation’s Board of Directors has adopted the “First Charter Corporation Code of Business Conduct and Ethics,” applicable to the directors and employees (including the Chief Executive Officer and the Chief Financial Officer) of the Corporation and its subsidiaries. In addition, in furtherance of our long-standing goal of providing effective corporate governance of our business and affairs for the benefit of shareholders, the Board of Directors has also adopted the “First Charter Corporation Corporate Governance Guidelines.” A copy of each of the Code of Business Conduct and Ethics and the Corporate Governance Guidelines is available on our website at www.FirstCharter.com under the “Corporate Governance” section.

Committee Charters

     Each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee operate under written charters that have been approved by the Board of Directors. These charters are available on our website at www.FirstCharter.com under the “Corporate Governance” section.

Audit Committee Financial Expert

     The Board of Directors has determined that at least one member of the Audit Committee, H. Clark Goodwin, is an audit committee financial expert. Mr. Goodwin is “independent” as that term is defined in the Nasdaq Rules.

Shareholder Communications

     You may communicate directly with any member or committee of the Board of Directors by writing to: First Charter Corporation Board of Directors, c/o Corporate Secretary, Post Office Box 37937, Charlotte, North Carolina 28237-7937.

     At the 2003 Annual Meeting of Shareholders, four members of our Board of Directors were in attendance. We believe that the Annual Meeting is an opportunity for shareholders to communicate directly with our directors. Pursuant to our recently adopted Corporate Governance Guidelines, directors are encouraged to attend the Annual Meeting of Shareholders.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors is composed of six directors and operates under a written charter. During 2004, the Audit Committee Charter was amended and such amended charter was adopted by the Board of Directors and is attached hereto as Appendix A.

     Management is responsible for the Corporation’s internal controls and the financial reporting process. The independent auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee, among other things, is responsible for monitoring and overseeing these processes.

     In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Corporation’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards).

     The Corporation’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with the independent auditors that firm’s independence.

     Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

William R. Black	Frank H. Hawfield, Jr.
Charles A. James	L. D. Warlick, Jr.
H. Clark Goodwin	Ellen L. Messinger

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following Summary Compensation Table shows the compensation of the Chief Executive Officer and each person who was an executive officer of the Corporation during 2003 (the “named executive officers”), in each case, for services rendered in all capacities during the periods indicated.

		Annual Compensation			Long Term Compensation
				Other		Securities
				Annual	Restricted	Underlying	All Other
		Salary	Bonus	Compensation	Stock Award	Options/SARs	Compensation
Name and Principal Position(s)	Year	($)	($) (1)	($) (2)	($) (3)	(#)	($)
Lawrence M. Kimbrough	2003	$375,000	$—	—	—	49,466	$29,529	(4)
President and Chief	2002	350,000	218,750	—	—	48,650	37,307
Executive Officer	2001	300,000	102,300	—	—	45,821	31,284

Robert O. Bratton	2003	$212,160	—	—	—	22,617	$17,101	(4)
Executive Vice President,	2002	204,000	102,000	—	—	22,965	21,457
Chief Financial Officer	2001	196,000	53,469	—	—	24,171	20,098
and Treasurer

Robert E. James	2003	$212,160	$—	—	—	21,597	$17,103	(4)
Executive Vice President	2002	204,000	102,000	—	—	21,985	21,457
	2001	196,000	53,469	$59,904	—	24,171	20,098

Stephen M. Rownd	2003	$198,640	$—	—	—	20,220	$14,845	(4)
Executive Vice President	2002	191,000	84,040	—	—	20,584	15,233
	2001	183,600	50,086	—	—	21,822	14,041

(1)	Represents amounts earned pursuant to the Corporation’s Annual Incentive Plan for the year indicated. Amounts earned during a particular year are paid during the succeeding calendar year after they are earned. See “Report of Compensation Committee on Executive Compensation” for a brief description of the Annual Incentive Plan.

(2)	As permitted by rules promulgated by the Securities and Exchange Commission, no amounts are shown for any executive officer with respect to “perquisites”, where such amounts do not exceed the lesser of (i) 10% of the sum of the amounts of salary and bonus for the executive officer, or (ii) $50,000.

(3)	From time to time, the Corporation grants restricted stock awards to the named executive officers. No such awards were granted during the three years represented by this table; however, grants were made in prior years. Holders of restricted stock receive the same cash dividends as other shareholders owning Common Stock. The restrictions imposed on the restricted shares lapse with respect to one-fifth of the shares on the last day of each year beginning the year the shares were granted. In the event the participant’s employment with the Corporation ends due to the participant’s death, disability or retirement with the consent of the Corporation, or because the Corporation undergoes a change of control, all restrictions will lapse and all restricted shares will be released to the participant. A portion of the restricted shares previously granted to Messrs. James and Rownd vested during 2003. At December 31, 2003 the aggregate number and market value of the restricted shares that had vested 100% with respect to the restricted shares owned by Mr. Robert James and that had vested 80% with respect to the restricted shares owned by Mr. Rownd were as follows: James 10,000 ($195,500) and Rownd 5,000 ($97,750).

(4)	Consists of (i) amounts contributed by the Corporation under the Retirement Savings Plan; (ii) amounts contributed by the Corporation under the First Charter Option Plan Trust (the “OPT Plan”); and (iii) the dollar value of the premium paid by the Corporation for term life insurance. The amounts paid pursuant to the Retirement Savings Plan are as follows: Kimbrough and Bratton $12,000 each; James $11,488; and Rownd $11,500. Amounts contributed to the OPT Plan by the Corporation are as follows: Kimbrough $11,985; Bratton $3,170; James $4,582; and Rownd $2,928. The dollar amount of premiums paid by the Corporation for term life insurance are as follows: Kimbrough $5,544; Bratton $1,931; James $1,033; and Rownd $417.

Stock Option Plans

     We have in effect the Omnibus Stock Option Plan, the Comprehensive Stock Option Plan, and the 1999 ESPP pursuant to which the Compensation Committee may grant stock options to officers and other key employees of the Corporation and its subsidiaries.

     The following table indicates option grants pursuant to our plans during our last fiscal year.

Option/SAR Grants in Last Fiscal Year

Individual Grants
			Percent of
	Number of		Total Options/
	Securities		SARs Granted	Exercise
	Underlying		to Employees	or Base	Date of Grant			Grant Date
	Options/SARs		in Fiscal	Price	Market		Expiration	Present
Name	Granted		Year (1)	($/Sh)	Value		Date	Value (2)
L.M. Kimbrough	47,716	(3)	8.67%	$18.390	$18.390		01/15/13	$231,027	(6)
	1,750	(4)	0.32%	$15.090	$18.540	(5)	12/31/03	$7,307	(7)

R.O. Bratton	21,597	(3)	3.92%	$18.390	$18.390		01/15/13	$104,566	(6)
	1,020	(4)	0.19%	$15.090	$18.540	(5)	12/31/03	$4,259	(7)

R.E. James	21,597	(3)	3.92%	$18.390	$18.390		01/15/13	$104,566	(6)

S.M. Rownd	20,220	(3)	3.67%	$18.390	$18.390		01/15/13	$97,899	(6)

(1)	Based on options to purchase 550,398 shares granted to all employees.

(2)	Values are based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

(3)	Represents shares covered by incentive stock options and nonqualified stock options granted pursuant to the Omnibus Stock Option Plan. All such options granted under the Omnibus Stock Option Plan in 2003 vest at the rate of 20% on each anniversary of the date of grant, such that the options become fully vested on the fifth anniversary of the date of grant. Such options have an exercise price equal to 100% of fair market value of such shares on the date of the grant.

(4)	Represents shares covered by options granted in 2003 pursuant to the Corporation’s 1999 ESPP. The 1999 ESPP is a tax qualified plan adopted pursuant to Section 423 under the IRS Code. Pursuant to the 1999 ESPP, eligible employees are notified of the number of shares with respect to which options can be granted to such employee thereunder, and then each employee elects the number of shares to be so covered by the options. The number in the table represents the number of shares so elected. Options granted under the 1999 ESPP are exercisable in the year they are granted, after which they expire if not exercised. Options granted under the 1999 ESPP have an exercise price equal to 85% of the fair market value of such shares on the date of the grant.

(5)	Represents the closing price of $18.54 on January 2, 2003, the date of the grant. The actual exercise price of $15.09 is calculated based on 85% of the average of the bid and ask price on November 21, 2002. This date, as set by the terms of the 1999 ESPP, was recommended by the Compensation Committee and ratified by the Board of Directors.

(6)	The estimated values under the Black-Scholes model for options granted under the Omnibus Stock Option Plan are based on the following assumptions: exercise price is 100% of the fair market value at date of grant; exercise term is ten years; no discounts have been taken for vesting or restrictions; the risk free rate used is based on the 10-year Treasury note yield as of the date the options were issued; the volatility factor is 32%-38% (based on the preceding 12 months); and the dividend yield is 4.81% (based on the preceding 12 months).

(7)	The estimated values under the Black-Scholes model for options granted under the 1999 ESPP are based on the following assumptions: exercise price is 85% of the fair market value at the date of grant; exercisable term is the year in which the options are granted; no discounts have been taken for vesting or restrictions; the risk free rate used is based on the 10-year Treasury note yield as of the date the options were issued; the volatility factor is 33% (based on the preceding 12 months); and the dividend yield is 4.81% (based on the preceding 12 months).

     The following table provides a summary of the stock options exercised during 2003 by the named executive officers and the value of each executive’s unexercised stock options held at fiscal year end under our stock option plans.

Aggregated Option / SAR Exercises in 2003 and Option / SAR Values at December 31, 2003

			Number of
			Securities Underlying		Value of
			Unexercised Options/SARs		In-the-money Options/SARs (1)
	Shares Acquired on	Value	at 12/31/03		at 12/31/03
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
L.M. Kimbrough	1,750	$7,805	140,443	100,903	$389,852	$220,466

R.O. Bratton	5,690	54,985	68,700	48,066	205,108	109,214

R.E. James	—	—	73,603	48,066	193,360	109,214

S. M. Rownd	—	—	27,326	45,300	104,373	107,999

(1)	Determined based on the closing price of $19.55 of the Common Stock as reported by the Nasdaq National Market as of December 31, 2003.

Change in Control and Employment Agreements

     Lawrence M. Kimbrough. Pursuant to an amended and restated employment agreement between the Corporation and Lawrence M. Kimbrough effective December 19, 2001, Mr. Kimbrough is employed by the Corporation as Chief Executive Officer for a rolling thirty-six month term which, unless the agreement is terminated earlier, automatically extends on the last day of each successive month thereafter, with the last such possible thirty-six month term expiring on January 31, 2006. Under the terms of the agreement, Mr. Kimbrough will receive an annual base salary of at least $300,000 per year, plus benefits, and may be entitled to receive annual bonus compensation from one or more arrangements including but not limited to the Annual Incentive Plan.

     Pursuant to a supplemental executive retirement plan between Mr. Kimbrough and the Corporation dated June 30, 1999, and as amended and restated December 19, 2001, Mr. Kimbrough will be entitled to receive a total of $1,980,000, if certain conditions are satisfied, when he reaches the age of 65. Such benefit became 40% vested on the date the supplemental agreement was entered into and vests in additional 12% increments on June 30 of each year thereafter, beginning June 30, 2000, until fully vested on June 30, 2004. This benefit will become fully vested if (i) Mr. Kimbrough dies, (ii) Mr. Kimbrough becomes disabled, or (iii) upon a “change in control” as described below, and is subject to forfeiture under certain circumstances.

     In addition, Mr. Kimbrough has certain other rights in connection with a “change in control” as described below.

     Robert O. Bratton. Pursuant to an amended and restated employment agreement between the Corporation and Robert O. Bratton effective December 19, 2001, Mr. Bratton is employed by the Corporation as Executive Vice President for a rolling thirty-six month term which, unless terminated earlier, automatically extends on the last day of each successive month thereafter, with the last such possible thirty-six month term expiring on July 31, 2013. Under the terms of the agreement, Mr. Bratton will receive an annual base salary of at least $196,000 per year, plus benefits, and may be entitled to receive annual bonus compensation from one or more arrangements including but not limited to the Annual Incentive Plan.

     Pursuant to a supplemental executive retirement plan between Mr. Bratton and the Corporation dated June 30, 1999, and as amended and restated December 19, 2001, Mr. Bratton will be entitled to receive a total of $560,000, if certain conditions are satisfied, when he reaches the age of 65. Such benefit became 50% vested on the date the supplemental agreement was entered into and vests in additional 10% increments on June 30 of each year thereafter, beginning June 30, 2000, until fully vested on June 30, 2004. This benefit will become fully vested if (i) Mr. Bratton dies, (ii) Mr. Bratton becomes disabled, or (iii) upon a “change in control” as described below, and is subject to forfeiture under certain circumstances.

     In addition, Mr. Bratton has certain other rights in connection with a “change in control” as described below.

     Robert E. James. Pursuant to an amended and restated employment agreement between the Corporation and Robert E. James effective December 19, 2001, Mr. James is employed by the Corporation as Executive Vice President for a rolling thirty-six month term which, unless terminated earlier, automatically extends on the last day of each successive month thereafter, with the last such possible thirty-six month term expiring on October 31, 2015. Under the terms of the agreement, Mr. James will receive an annual base salary of at least $196,000 per year, plus benefits, and may be entitled to receive annual bonus compensation from one or more arrangements including but not limited to the Annual Incentive Plan.

     Pursuant to a supplemental executive retirement plan between Mr. James and the Corporation dated June 21, 1999, and as amended and restated December 19, 2001, Mr. James will be entitled to receive a total of $785,000, if certain conditions are satisfied, when he reaches the age of 65. Such benefit will become 50% vested on January 1, 2004 and vests in additional 10% increments on January 1 of each year thereafter, beginning January 1, 2005, until fully vested on January 1, 2009. This benefit will become fully vested if (i) Mr. James dies, (ii) Mr. James becomes disabled, or (iii) upon a “change in control” as described below, and is subject to forfeiture under certain circumstances.

     In addition, Mr. James has certain other rights in connection with a “change in control” as described below.

     Stephen M. Rownd. Pursuant to an amended and restated employment agreement between the Corporation and Stephen M. Rownd effective December 19, 2001, Mr. Rownd is employed by the Corporation as Executive Vice President for a rolling thirty-six month term which, unless terminated earlier, automatically extends on the last day of each successive month thereafter, with the last such possible thirty-six month term expiring on May 31, 2024. Under the terms of the agreement, Mr. Rownd will receive an annual base salary of at least $183,600 per year, plus benefits, and may be entitled to receive annual bonus compensation from one or more arrangements including but not limited to the Annual Incentive Plan.

     Mr. Rownd and the Corporation are also parties to a supplemental executive retirement plan effective December 19, 2001, pursuant to which Mr. Rownd will be entitled to receive a total of $1,205,000, if certain conditions are satisfied, when he reaches age 65. Such benefit will become 50% vested on January 1, 2006 and vests in additional 10% increments on January 1 of each year thereafter, beginning January 1, 2007, until fully vested on January 1, 2011. This benefit will become fully vested if (i) Mr. Rownd dies, (ii) Mr. Rownd becomes disabled, or (iii) upon a “change in control” as described below, and is subject to forfeiture under certain circumstances.

     In addition, Mr. Rownd has certain other rights in connection with a “change in control” as described below.

     Change in Control. The employment agreements between the Corporation and Messrs. Kimbrough, Bratton, James and Rownd contain provisions relating to a change in control. These agreements provide for certain payments to such officers in the event their employment is terminated following a “change in control” of the Corporation. For purposes of the agreements, a “change in control” generally includes a merger or similar transaction involving the Corporation in which the Corporation’s shareholders receive less than 50% of the voting stock of the surviving corporation, the sale or transfer of substantially all the Corporation’s assets, certain acquisitions of more than 20% of the Common Stock by any person or group other than a person or group who owned more than 5% of the Common Stock as of the date of the agreements unless prior approval of the Board is received, certain instances in which the composition of the Corporation’s Board of Directors changes by more than 50% during a two year period, or any other transaction that would constitute a change in control required to be reported by the Corporation in a proxy statement or the acquisition of control of the Corporation under applicable federal banking laws.

     To be entitled to payments upon such a change in control, (a) the officer’s employment must be terminated other than for cause, or (b) the officer must terminate his employment for good reason, in either case within one year following the change in control. “Cause” is defined generally as willful misconduct, use of narcotics or alcohol in a manner that affects the officer’s duties, conviction of a crime involving moral turpitude or for any felony, embezzlement or theft, gross inattention or dereliction of duty or the breach by the officer of certain other duties and obligations. “Good reason” generally means a material reduction in the officer’s duties or a change in title resulting in reduction of the officer’s duties, a material reduction in salary or bonus, or the relocation of the officer to an area farther than a specified distance from their primary employment location.

     The respective employment agreements of the named executive officers provide for continued payment of base salary and average bonus amounts, as well as certain continued benefits provided to employees generally, for a period of 35 months following an event which would entitle such officer to payments under his agreement. These employment agreements also eliminate the tax-related ceiling on post employment compensation under Section 280G of the Internal Revenue Code of 1986, as amended, by providing for a corresponding payment by the Corporation of any taxes imposed by that section. In addition, upon a change in control resulting in the loss of employment for each of the named executives, the benefits provided under their supplemental executive retirement plans automatically vest 100%, if not fully vested.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Recommendations regarding the compensation of our executive officers generally are presented by the Compensation Committee to the entire Board of Directors for approval. The Human Resources Strategies Committee, comprised of certain executive and senior officers of the Corporation, prepares recommendations on salary grade ranges and merit increase guidelines for review and approval by the Compensation Committee as well as the annual budget request for salaries and benefits. The Executive Leadership Group approves salaries for all personnel, with the exception of executive officers, within the parameters of the annual salary administration program. The Chief Executive Officer (“CEO”) presents recommendations to the Compensation Committee for the annual salaries of all executive officers other than the CEO. The Compensation Committee, in turn, reviews and analyzes all information submitted to it. Thereafter, the Compensation Committee determines its recommendations to the Board of Directors regarding compensation of all executive officers of the Corporation, including recommendations regarding the compensation of the CEO. During 2003, the Board of Directors approved all recommendations of the Compensation Committee.

     Set forth below is a report of the Compensation Committee regarding executive compensation for fiscal year 2003.

     Executive Compensation Policies and Program. Our executive compensation program is designed to:

•	Attract and retain qualified management;

•	Enhance short-term financial performance; and

•	Enhance long-term shareholder value.

     The total compensation package for our executives includes cash and equity-based compensation. Annual compensation may consist of a base salary, an annual incentive award (“bonus”), grants of stock options and grants of restricted stock. Our policy is generally to provide a base salary that might fall at or below the median base salary paid to comparable executives, while focusing more on incentive compensation that is linked to the performance of the Corporation.

     During 2003, the Corporation continued to work with an independent consultant to review the Corporation’s annual compensation package for the CEO and other executive officers. This consultant generated a report (the “Report”) that provided information regarding the annual compensation (including base salaries and bonus), long-term compensation (including stock options) and total compensation for the executive and senior management, as compared to persons employed by certain other peer financial institutions. In general, the Compensation Committee used the information provided by the consultant to maintain levels of total annual cash compensation for 2003 (salary and potential bonus amounts, each as discussed below) that fell at or slightly below the targets. As a result of not meeting EPS goals, executives did not receive an award from The Annual Incentive Plan, which caused their overall cash compensation to be below target.

     The peer financial institutions considered by the consultant represent eleven publicly-traded financial institutions with assets from $2.4 billion to $4.1 billion. The institutions included in the Report are not necessarily the same group of institutions that comprise the SNL Southeast Bank Index in the Performance Graph contained elsewhere in this Proxy Statement.

     Base Salaries. Generally, the Compensation Committee determines the recommended level of base salary for the CEO and the Corporation’s other executive officers and salary ranges for all other personnel, in each case based on competitive norms derived from periodic reports of consultants, such as that described above, as well as annual surveys published by several independent banking institutes or private companies specializing in financial analysis of financial institutions. The Compensation Committee also considers employment agreements, if any, which entitle executives to certain salaries and other benefits. Actual salary changes are based upon a written evaluation of each individual’s performance based on numerous criteria and the weighing of such criteria using a previously established formula. In addition, with respect to each executive, including the CEO, the Compensation Committee considers the individual’s performance, including that individual’s total level of experience in the banking industry, his record of performance and contribution to our success relative to his job responsibilities and his overall service to us. During 2003, the Compensation Committee accepted the recommendation of the CEO to increase 2003 base salaries for our executive officers, with a four percent increase for Mr. Bratton, Mr. James and Mr. Rownd.

     Bonuses. We also maintain the Annual Incentive Plan for executive officers, from which performance-oriented bonuses may be paid to certain key executive officers in any given year. The Compensation Committee annually determines the executive officers eligible to participate in the Annual Incentive Plan. In general, those executives that are considered to have major policy input with respect to the Corporation, or who are in a position to generate a major impact on our earnings, are selected to participate in the Annual Incentive Plan. The formula for the Annual Incentive Plan was based on Earnings Per Share (EPS). Actual bonuses paid pursuant to the Annual Incentive Plan are based on EPS for the Corporation at fiscal year end. No bonuses may be paid unless we reach minimum performance goals, determined at the beginning of each year.

     Under the Annual Incentive Plan, the Compensation Committee annually establishes a target bonus pool amount for each participating executive, which is equal to a given percentage of the base salary of that executive. The percentages are determined based on the executive’s relative responsibilities and ability to impact the financial and operating performance of the Corporation. At year-end, the Compensation Committee reviews the Corporation’s financial performance as it relates to EPS, and determines the actual amounts available to be awarded to participants. An executive’s bonus is based upon the achievement of EPS goals. The executive receives compensation based upon a comparison of actual EPS as they relate to budgeted amounts. During 2003, we did not achieve the EPS goal of $1.45 and consequently bonuses were not earned pursuant to this formula. Up to an additional 25% of the executive’s bonus may be paid to the executive, in the discretion of the Compensation Committee, based on the participant’s individual performance. When evaluating the performance of a participant, the Compensation Committee considers the Corporation’s actual operating performance (such as increased sales and revenues, growth in assets, reduced levels of past due loans, reduced levels of non-performing and restructured loans, improvements in asset quality and corresponding reductions in provision amounts, increased noninterest income and continued control of corporate expenses) in relation to its targeted long range action plan and the executive’s ability to impact the various components of that plan. Other criteria considered include the executive’s initiative, contribution to overall corporate performance and managerial ability. During 2003, the Compensation Committee awarded no additional incentive compensation to the CEO, Mr. Bratton, Mr. James or Mr. Rownd for their performance.

     Equity Based Compensation. The final component of an executive’s annual compensation consists of stock options and restricted stock awards. This equity-based compensation is designed to be a long-term incentive for executives to enhance shareholder value. We maintain the Comprehensive Stock Option Plan and the Omnibus Stock Option Plan pursuant to which we may grant stock options

(both incentive stock options and non-qualified stock options) to key employees. The Compensation Committee administers the Comprehensive Stock Option Plan and the Omnibus Stock Option Plan in its sole discretion, including the determination of the individuals to whom options will be granted, the terms on which those options are granted and the number of shares subject to the options. In general, when determining the key employees to whom options shall be granted, the Compensation Committee considers an employee’s relative job responsibilities and abilities to impact the financial and operating performance of the Corporation.

     When granting options, the Compensation Committee considers a formula whereby the aggregate value of options granted is based on a percentage of base salary. The percentages of base salaries, in turn, are determined based on the relative positions of the executives with the Corporation. Through this process, the Compensation Committee has made grants of stock options to executive officers during 2003.

     In addition to the Comprehensive Stock Option Plan and the Omnibus Stock Option Plan, we maintain the 1999 ESPP pursuant to which all eligible employees of the Corporation, including executive officers, are entitled to purchase Common Stock at an exercise price equal to not less than 85% of the fair market value of the stock at the date of grant. The number of shares each eligible employee, including executive officers, is entitled to purchase is determined based on base salary levels of such employees. During 2003, grants were made pursuant to the terms of the plan.

     We also maintain the First Charter Restricted Stock Award Program (the “Restricted Stock Program”) administered by the Board of Directors in its sole discretion, including the determination of the individuals to whom restricted shares shall be awarded, the number of shares to be awarded, the restrictions to be applicable to such restricted shares, and all other terms of the awards. During 2003, no restricted stock awards were granted.

     Effective December 1, 2000, the Corporation approved and adopted a non-qualified compensation deferral arrangement called the First Charter Option Plan Trust (the “OPT Plan”). The OPT Plan is a tax-deferred capital accumulation plan. Under the OPT Plan, eligible participants may elect to defer up to all of their base salary and bonus and receive options on mutual fund investments. In addition, the Corporation may grant participants bonus options in lieu of cash bonuses. Participants are offered the opportunity to direct an administrative committee to invest in separate investment funds with distinct investment objectives and risk tolerances. Eligible employees for the OPT Plan include executive management as well as selected key members of senior management.

     The CEO and executive officers each have a supplemental executive retirement plan agreement in place to replace income lost as a result of restrictions for highly compensated employees and IRS limitations. A calculation was made for each executive based on age, length of service and anticipated length of time to retirement, and access to these funds is restricted, based on terms outlined in each agreement.

     Other. In addition to the above forms of compensation, we also provide group term life insurance for our employees, including executive officers. Executive officers generally also participate in the Retirement Savings Plan or 401(k), pursuant to which (i) an eligible employee may elect to defer between 1% and 50% of compensation; (ii) we contribute quarterly a match of 50 cents for each dollar contributed, up to 6% of pay; (iii) we may contribute annually a discretionary matching amount as determined by the Board of Directors from time to time, allocated to participants’ accounts in proportion to their elective deferrals up to 6%, for such year; and (iv) we may contribute annually a discretionary contribution as determined by the Board of Directors, from time to time, allocated to eligible employees, including executive officers, based upon their eligible compensation. Finally, certain of our executives, including the CEO, are parties to employment agreements which include change in control agreements that provide for continued salary, bonus and benefits for a certain period of time upon termination of employment following a change in control of the Corporation, and certain executive officers may be a party to salary continuation agreements.

     Compensation of Chief Executive Officer. The Board of Directors determines the CEO’s compensation based on recommendations of the Compensation Committee. The CEO’s compensation is divided into three segments, base salary, annual incentive and long term incentive. The base salary segment represents an evaluation by the Compensation Committee and usually results in a merit increase comparable to the level of personal performance of the CEO as measured against certain factors agreed to by the CEO and the Compensation Committee. Factors considered by the Compensation Committee in recommending the CEO’s 2003 base salary included the financial performance of the Corporation and the advancement of the Corporation’s long-term strategic goals. During 2003, the CEO’s base salary increased to $375,000 from $350,000. The annual incentive segment of the CEO’s compensation is based on the Annual Incentive Plan and is calculated in the same manner as described under the Bonuses section of this report. Based on this calculation, the CEO earned no cash bonus during 2003 pursuant to the Annual Incentive Plan, since the EPS goal of $1.45 was not reached. The long term incentive segment of the CEO’s compensation is awarded in the same manner as described in the Equity Based Compensation section of this report. The total compensation for the CEO in 2003 was somewhat below market for comparable executives as set forth in the Report.

Submitted by the Compensation Committee of the Board of Directors:

William R. Black	Walter H. Jones, Jr.
J. Roy Davis, Jr.	Jerry E. McGee
Frank H. Hawfield, Jr.	Thomas R. Revels
Charles A. James

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Walter H. Jones, Jr., a member of the Compensation Committee, is a Partner in the law firm of Homesley, Jones, Gaines, Dudley, McLurkin & Donaldson, PLLC. That firm has been engaged from time to time by the Corporation for representation in various matters involving collections and foreclosures. During 2003, total legal fees paid by the Corporation to this firm was only approximately $1,100.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return on the Common Stock with (i) the Standard & Poor’s 500 Stock Index, a broad equity market index, (ii) the Nasdaq Stock Market (U.S. Companies) Index, a broad equity market index and (iii) the SNL Southeast Bank Index, a published banking industry index that includes banks located in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia, assuming in each case, the investment of $100 on December 31, 1998 and the reinvestment of dividends. The Corporation has historically used the Standard & Poor’s 500 Index in its performance graph. However, the Corporation has determined that the use of the Nasdaq Stock Market (U.S. Companies) Index will provide a more representative comparison of its performance with other companies listed on the Nasdaq Stock Market. In accordance with SEC regulations, both the Standard & Poor’s 500 Index and the Nasdaq Stock Market (U.S. Companies) Index are presented in the following graph this year. The Nasdaq Stock Market (U.S. Companies) Index will be used in future years.

FIRST CHARTER CORPORATION
FIVE-YEAR PERFORMANCE INDEX

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
First Charter Corporation	100.00	89.42	93.69	117.19	123.43	139.21
S&P 500	100.00	121.11	110.34	97.32	75.75	97.40
NASDAQ - Total US	100.00	185.95	113.19	89.65	61.67	92.90
SNL Southeast Bank Index	100.00	78.69	79.01	98.44	108.74	136.55

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     FCB has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers and principal shareholders of the Corporation and its subsidiaries and their associates. All loans and commitments included in these transactions were made and are expected to be made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other borrowers and did not and are not expected to involve more than the normal risk of collectibility or present other unfavorable features.

     In the opinion of management, each of the following transactions was on terms no more or less favorable than those prevailing at the time for comparable transactions with unaffiliated parties.

     On June 29, 2000, the Corporation and James B. Burt, III, a director of the Corporation, entered into a Separation and Consulting Agreement terminating Mr. Burt’s employment with the Corporation and his prior employment agreements with the Corporation and its successors (the “Burt Agreement”). Pursuant to the Burt Agreement, Mr. Burt will serve as a consultant to the Corporation on a part-time basis until July 31, 2007, unless the consultancy is terminated earlier. Mr. Burt advises the Corporation on its business, customers, products and services, and he remains under the terms of an ongoing non-competition agreement with the Corporation both during the term of the Burt Agreement and for a two-year period following the termination or end of the Burt Agreement. In addition, pursuant to the Burt Agreement, through July 2002, the Corporation provided Mr. Burt with the same or similar general group health and life insurance benefits he received immediately prior to the termination of his employment. During 2003, Mr. Burt received $177,565 for his consulting services.

     During 2001, the Corporation decided to upgrade its service offerings to include an automatic overdraft product, which allows customers the ability to overdraw their account and have their transactions honored for a fee. During the fourth quarter of 2001, the Corporation engaged Impact Financial Services (“Impact”) to provide this product. Impact will receive a fee from the Corporation equal to 15 percent of the incremental income from this new product for a twenty-four month period commencing the fourth full month after the Corporation began to offer the product. John J. Godbold, Jr., a director of the Corporation, is the president and owner of Godbold Financial Associates, Inc. (“GFA”), which acts as an independent sales representative for Impact for Maryland, North Carolina, South Carolina and Virginia and as such GFA and Mr. Godbold will receive commissions from Impact based on fees earned by Impact. Management believes that this transaction is at arms-length. Pursuant to the Corporation’s conflict of interest policy for directors and executive officers, the members of the Corporation’s Board of Directors who did not have a direct or indirect interest in the related party transaction, reviewed this related party transaction and determined that it was fair to the Corporation and subsequently approved and ratified the transaction. As described above, no fees were required to be paid to Impact until the fourth full month following introduction of the new product, therefore, no fees were payable to Impact and no commissions were payable to GFA and Mr. Godbold until March 2002. In 2003, the Corporation received revenues of approximately $7.4 million of incremental income from this product, which resulted in fees of $1.1 million to Impact and resulted in Impact paying commissions to GFA and Mr. Godbold of $759,000. This arrangement terminates on March 31, 2004.

     Samuel C. King, Jr., a director of the Corporation, is the President of King’s Office Supply, Inc., an office products retailer. During 2003, the Corporation purchased an aggregate total of $59,613 of office products and furniture from King’s Office Supply, Inc.

RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Pursuant to its authority, our Audit Committee has appointed KPMG LLP, independent certified public accountants, as our auditors for 2004. KPMG LLP has acted in this capacity since 1983. We have been advised by KPMG LLP that neither the firm nor any of its members or associates has any direct financial interest or material indirect financial interest in the Corporation or our subsidiaries other than as its auditors. Although the Audit Committee has the sole authority to select and appoint the independent certified public accountant, we deem it advisable to obtain your ratification of this appointment. We understand that a representative from KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     The fees billed by KPMG LLP for services rendered to the Corporation for the fiscal years indicated below were as follows:

	For Year Ended
Fees	December 31, 2003	December 31, 2002
Audit Fees	$282,480	$205,500

Audit Related Fees (1)	76,491	48,500

Tax Fees (2)	382,395	244,456

All Other Fees (3)	1,350	17,910

(1)	Consists of aggregate fees paid for audits of employee benefit plans, attestation engagements performed for regulatory purposes, and fees for consultations related to audit and accounting matters

(2)	Consists of aggregate fees paid for tax compliance, planning services and related tax matters.

(3)	Consists of aggregate fees paid for a technology security assessment review in 2002 and fees for accounting research materials in 2003.

Policy on Audit Committee Pre-Approval of the Audit and Permissible Non-Audit Services by the Independent Certified Public Accountants

     The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent certified public accountants. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent certified public accountants in order to assure that they do not impair the accountant’s independence from the Corporation. Accordingly, the Audit Committee has adopted procedures and conditions under which services proposed to be performed by the independent public accountants must be pre-approved.

     Pursuant to this policy, the Audit Committee will consider annually and approve the terms of the audit engagement. Any proposed engagement relating to permissible non-audit services must be presented to the Audit Committee and pre-approved on a case-by-case basis. In addition, particular categories of permissible non-audit services that are recurring may be pre-approved by the Audit Committee subject to pre-set fee limits. If a category of services is so approved, the Audit Committee will be regularly updated regarding the status of those services and the fees incurred. The Audit Committee reviews requests for the provision of audit and non-audit services by the Corporation’s independent public accountants and determines if they should be approved. Such requests could be approved either at a meeting of the Audit Committee or upon approval of the Chair of the Audit Committee, or another member of the Audit Committee. If a permissible non-audit service is approved by the Chair or another member of the Audit Committee, that decision is required to be presented at the next meeting of the Audit Committee. Prior to approving any services, the Audit Committee considers whether the provision of such services are consistent with the Securities and Exchange Commission’s rules on auditor independence and are compatible with maintaining KPMG LLP’s independence.

     We recommend a vote FOR ratification of the appointment of this firm as independent auditors of the Corporation for 2004. If you do not ratify the appointment of KPMG LLP, our Audit Committee will consider a change in auditors for the next fiscal year.

ANNUAL REPORT

     Our Summary 2003 Annual Report and Form 10-K for the fiscal year ended December 31, 2003, including financial statements, accompany this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Exchange Act requires our directors and executive officers to file reports with the Securities and Exchange Commission indicating their holdings of and transaction in our equity securities and to provide copies of such reports to us. Based solely upon our review of such copies or written representations related thereto, we believe that all Section 16 filing requirements of our directors and executive officers have been complied with on a timely basis for 2003, except that the Corporation (i) filed in an untimely manner a Form 4 reporting a sale transaction of Common Stock for Mr. Revels, (ii) filed in an untimely manner a Form 4 reporting the exercise of stock options by Mr. Bratton, (iii) amended a Form 3 to report common stock indirectly owned in a partnership by Mr. Warlick that was not previously reported, (iv) amended a Form 3 to report non-qualified stock options for Ms. Messinger that were not previously reported, (v) amended a Form 3 to report non-qualified stock options and common stock indirectly owned by Mr. Goodwin that were not previously reported, (vi) filed in an untimely manner a Form 5 for Mr. Morrison reporting a gift transaction of common stock, and (vii) filed in an untimely manner a Form 5 for Dr. Black reporting a gift transaction of common stock.

SHAREHOLDER PROPOSALS

     We anticipate that our 2005 Annual Meeting of Shareholders will be held on April 27, 2005. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for the 2005 Annual Meeting of Shareholders would be November 17, 2004. Additionally, we must receive notice of any shareholder proposal to be submitted at the 2005 Annual Meeting of Shareholders (but not required to be included in our proxy statement) by January 31, 2005, or such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) under the Exchange Act and the persons named in the proxies solicited by us may exercise discretionary voting authority with respect to such proposal.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

     The SEC’s rule concerning the delivery of annual reports and proxy statements permits registrants to send a single set of these reports to any household at which two or more shareholders reside if the registrant believes they are members of the same family. Each shareholder will continue to receive a separate proxy card. The procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces the expense to the Corporation. The Corporation has not implemented this householding rule with respect to its record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of Common Stock. If your family has multiple accounts by which you hold the Common Stock, you may have previously received a householding information notification from your broker. Please contact your broker directly if you have any questions, require additional copies of the Proxy Statement or annual report, or wish to revoke your decision to household, and thereby receive multiple reports. Those options are available to you at any time.

FORM 10-K

     A COPY OF THE CORPORATION’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, IS ATTACHED TO THIS PROXY STATEMENT MAILED TO SHAREHOLDERS, AND COPIES ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO FIRST CHARTER CORPORATION, POST OFFICE BOX 37937, CHARLOTTE, NORTH CAROLINA 28237-7937, ATTENTION: ROBERT O. BRATTON, CHIEF FINANCIAL OFFICER. COPIES OF EXHIBITS ARE AVAILABLE UPON PAYMENT OF $25.00 TO COVER THE COSTS OF REPRODUCTION.

OTHER BUSINESS

     We know of no other matter to come before the meeting. However, if any other matter requiring a vote of the shareholders should arise, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgement.

By Order of the Board of Directors,

Anne C. Forrest Vice President and Corporate Secretary

March 17, 2004

APPENDIX A

FIRST CHARTER CORPORATION
Audit Committee Charter

     As approved for amendment by the First Charter Corporation Board of Directors on February 25, 2004.

I. Purpose

The Audit Committee is appointed by the Board of Directors (the “Board”) of First Charter Corporation (the “Corporation”) to oversee the accounting and financial reporting processes of the Corporation and the audits of the financial statements of the Corporation. The Audit Committee’s general duties and responsibilities are to:

➢	Monitor the integrity of the financial statements of the Corporation;

➢	Monitor compliance by the Corporation with legal and regulatory requirements;

➢	Appraise the financial reporting process, the audit process, the accounting function and internal controls and procedures;

➢	Monitor the independence and performance of the Corporation’s internal and external auditors, consumer compliance personnel, and internal credit review personnel; and

➢	Provide an avenue of communication among the independent auditors, management, the internal auditing department, consumer compliance department, internal credit review department, and the Board.

II. Composition

Membership of the Audit Committee shall consist of not less than three independent directors as determined by the Board. The members of the Audit Committee shall meet the independence, financial literacy, and experience requirements of the Securities and Exchange Commission (the “SEC”) and of The Nasdaq Stock Market, Inc. (“NASDAQ”), which are in effect from time to time, as determined by the Board. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, which results in the individual’s financial sophistication.

The members of the Audit Committee shall be appointed by the Board after due consideration and recommendation by the Governance and Nominating Committee. The Board shall designate one member of the Audit Committee as its Chair. Members of the Audit Committee shall serve at the pleasure of the Board or until successors are appointed.

The Chair of the Audit Committee shall appoint a member of the internal audit staff to act as Secretary to the Audit Committee and may appoint an Assistant Secretary.

III. Meetings

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee should meet separately at least annually or more frequently as necessary with management, the director of the internal auditing department and the independent auditors to discuss any matters that the Audit Committee or each of these groups believes should be discussed privately. In addition, the Audit Committee, or at least its Chair, should communicate, as necessary, with management and/or the independent auditor quarterly to review the Corporation’s financial statements and significant findings based upon the independent auditor’s limited review procedures.

IV. Responsibilities and Duties

To carry out its purposes, the Audit Committee shall have the following duties and powers:

1.	With respect to the independent auditors,

a.	To annually retain, evaluate and, if appropriate, terminate and replace the Corporation’s independent auditors. The Audit Committee, in its capacity as a committee of the Board, shall be directly responsible for the appointment, compensation and oversight of the work of the independent auditors. The Audit Committee shall approve in advance the engagement of the independent auditors, including audit engagement fees and the overall terms of services to be provided. By approving the audit engagement, an audit service within the scope of the engagement shall be deemed to have been pre-approved;

b.	To pre-approve, or to adopt appropriate procedures to pre-approve, all permitted non-audit services to be provided by the independent auditor;

c.	To ensure that the independent auditors prepare and deliver annually an Auditor’s Statement, consistent with Independence Standards Board Standard No. 1, delineating all relationships between the auditor and the Corporation (it being understood that the independent auditors are responsible for the accuracy and completeness of this Statement), and to discuss with the independent auditors any relationships or services disclosed in this Statement that may impact the quality of audit services or the objectivity and independence of the Corporation’s independent auditors;

d.	To obtain from the independent auditors in connection with any audit a timely report relating to the Corporation’s annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management;

e.	To instruct the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the shareholders; and

f.	To discuss with management and oversee the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner.

2.	With respect to the internal auditing department,

a.	To review and approve the appointment and replacement of the chief internal audit officer (the “Chief Auditor”);

b.	To review the performance of the Chief Auditor on an annual basis and report the results of such review to the Compensation Committee of the Board for action in accordance with the Corporation’s salary administration program;

c.	To review and approve the internal audit plan, subsequent changes therein, and key audit and business risk considerations, and review and approve the results of the internal audit plan on not less than an annual basis; and

d.	To review the significant reports to management prepared by the internal auditors together with management’s responses and follow-up to these reports.

3.	With respect to the consumer compliance department,

a.	To review and approve the consumer compliance plan, subsequent changes therein, and key compliance and business risk considerations, and review and approve the results of the consumer compliance plan on not less than an annual basis; and

b.	To review the significant reports to management prepared by the consumer compliance personnel together with management’s responses and follow-up to these reports.

4.	With respect to the internal credit review department,

a.	To review and approve the internal credit review plan, subsequent changes therein, and key credit and business risk considerations, and review and approve the results of the internal credit review plan on not less than an annual basis; and

b.	To review the significant reports to management prepared by the internal credit reviewers together with management’s responses and follow-up to these reports.

5.	With respect to financial reporting principles and policies and internal audit controls and procedures,

a.	To advise management, the internal auditing department and the independent auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

b.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. Review with the independent auditor any problems or difficulties the auditor may have encountered, including any disagreements with management, and any management letter provided by the auditor and the Corporation’s response to that letter, including the status of previous recommendations;

c.	To meet with management, the independent auditors and, if appropriate, the Chief Auditor:

i.	to review and discuss the annual audited financial statements and quarterly financial statements, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Corporation’s financial statements;

ii.	to discuss significant financial reporting issues and judgments identified by management or the independent auditors and made in connection with the preparation of the Corporation’s financial statements;

iii.	to discuss major issues identified by management or the independent auditors regarding the Corporation’s accounting principles and practices, including critical accounting policies, and major changes in auditing and accounting principles and practices suggested by the independent auditor, internal audit department or management;

iv.	to inquire of the Corporation’s Chief Executive Officer and Chief Financial Officer as to the existence of any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal control over financial reporting; and

v.	review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements;

d.	To meet periodically with management to review the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

e.	To review and approve all related party transactions of the Corporation;

f.	To review periodically management’s programs regarding adherence to the Code of Business Conduct and Ethics. The Committee shall receive reports of violations of, and review and either approve or disapprove any request for waiver of, such policy by any director, executive officer or principal accounting officer.

g.	To review with the Corporation’s outside counsel or other appropriate Corporation personnel any legal matters and other similar loss contingencies that may have a material impact on the Corporation’s financial statements, the Corporation’s compliance policies and any examination reports or inquiries received from regulators or governmental agencies and to approve any response thereto;

h.	To discuss generally, from time to time, the presentation and types of information included in the earnings press releases, and, if applicable, financial information and earnings guidance provided to analysts and rating agencies;

i.	To establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Corporation employees of concerns regarding questionable accounting or auditing matters; and

j.	To establish hiring policies for employees or former employees of the independent auditors.

6.	With respect to reporting and recommendations,

a.	To prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the SEC to be included in the Corporation’s annual Proxy Statement;

b.	To review and reassess the adequacy of this Charter at least annually and recommend any changes to the full Board of Directors; and

c.	To report its actions and recommendations to the Board at the next regularly scheduled Board meeting following each such meeting of the Committee.

7.	To perform other oversight functions as requested by the Board of Directors and as permitted or required by law, regulations and the NASDAQ from time to time.

V. Delegation

To the extent permitted by law, regulations and the NASDAQ listing standards, the Audit Committee may delegate any of its responsibilities to the Chair or to a subcommittee as it deems appropriate. In the case of such delegation, the Chair or subcommittee, as applicable, shall make regular reports to the Audit Committee regarding such delegated responsibilities.

VI. Resources and Authority of the Audit Committee

The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management.

PROXY CARD

FIRST CHARTER CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 28, 2004

     The undersigned hereby appoints Robert O. Bratton, Jan H. Hollar, and Anne C. Forrest, and each of them, with full power of substitution, proxies and agents of the undersigned to vote at the Annual Meeting of Shareholders of First Charter Corporation (the “Corporation”) to be held at the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina, on April 28, 2004 at 10:00 A.M., and at any adjournment thereof, all shares of common stock of the Corporation which the undersigned would be entitled to vote if personally present for the following matters.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR
VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

FIRST CHARTER CORPORATION — ANNUAL MEETING OF SHAREHOLDERS, APRIL 28, 2004

YOUR INSTRUCTIONS TO VOTE ARE IMPORTANT!

Proxy Materials are available on-line at:
https://www.proxyvotenow.com/fct

You can provide your instructions to vote in one of three ways:

1.	Call toll free 1-866-388-1540 on a Touch-Tone Phone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/fct and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

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The Board of Directors recommends a vote FOR each of the following:	Please mark as indicated in this example	☒

				Withhold	For All
			For	All	Except
1.	ELECTION of the following seven nominees listed below as Directors for the terms indicated in the Proxy Statement.		☐	☐	☐
	(01) Harold D. Alexander	(02) H. Clark Goodwin
	(03) Lawrence M. Kimbrough	(04) Samuel C. King, Jr.
	(05) Jerry E. McGee	(06) Thomas R. Revels
(07) Ellen L. Messinger

INSTRUCTION: To vote for all nominees, mark “FOR.” To withhold authority to vote for all nominees, mark “Withhold.” To withhold authority to vote for any individual nominee(s), mark “For All Except” and write that (those) nominee’s(s’) name(s) in the space provided below.

Please be sure to date and sign	Date
this instruction card in the box below.

Sign above

		For	Against	Abstain
2.	TO RATIFY THE APPOINTMENT OF KPMG LLP as the Corporation’s independent certified public accountants for 2004.	☐	☐	☐

3.	To transact such other business as properly may come before the meeting.

     In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement.

     Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Mark here for address change and note change	☐

* * * IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW * * *

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., April 28, 2004. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., April 28, 2004. 1-866-388-1540	Vote by Internet anytime prior to 3 a.m., April 28, 2004, go to https://www.proxyvotenow.com/fct

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE PROXY MATERIALS:	Access at https://www.proxyvotenow.com/fct

Your vote is important!

Control Number
Provided Here

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY FIRST CHARTER CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS FOR THE ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON APRIL 28, 2004

The undersigned hereby appoints Robert O. Bratton, Jan H. Hollar, and Anne C. Forrest, and each of them, with full power of substitution, proxies and agents of the undersigned to vote at the Annual Meeting of Shareholders of First Charter Corporation (the “Corporation”) to be held at the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina, on April 28, 2004 at 10:00 A.M., and at any adjournment thereof, all shares of common stock of the Corporation which the undersigned would be entitled to vote if personally present for the following matters.

The Board of Directors recommends a vote FOR each of the following:

				With-	For All
			For	hold	Except
1.	ELECTION of the following seven nominees listed below as Directors for the terms indicated in the Proxy Statement.		☐	☐	☐
	(01) Harold D. Alexander	(02) H. Clark Goodwin
	(03) Lawrence M. Kimbrough	(04) Samuel C. King, Jr.
	(05) Jerry E. McGee	(06) Thomas R. Revels
(07) Ellen L. Messinger

INSTRUCTION: To vote for all nominees, mark “FOR.” To withhold authority to vote for all nominees, mark “Withhold.” To withhold authority to vote for any individual nominee(s), mark “For All Except” and write that (those) nominee’s(s’) name(s) in the space provided below.

		For	Against	Abstain
2.	TO RATIFY THE APPOINTMENT OF KPMG LLP as the Corporation’s independent certified public accountants for 2004.	☐	☐	☐

3.	To transact such other business as properly may come before the meeting.

     In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement.

     Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Please be sure to date and sign	Date
this Proxy in the box below.

Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

FIRST CHARTER CORPORATION

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED